AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2002
        POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8
                                  (NO. 333-61834)

==============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                            ________________________

                        POST-EFFECTIVE AMENDMENT NO. 2
                                 TO FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                            ________________________

                                 Dynacare Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ________________________


ONTARIO, CANADA                                          98-0337653
(STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                            358 South Main Street
                       Burlington, North Carolina 27215
                               (336) 229-1127
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

      Dynacare Inc. Amended and Restated Stock Option Incentive Plan
       Dynacare Inc. Amended and Restated Employee Stock Option Plan
                          (FULL TITLE OF THE PLAN)


                              Bradford T. Smith
                                 Secretary
                                Dynacare Inc.
                            358 South Main Street
                       Burlington, North Carolina 27215
                              (336) 229-1127
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                COPIES TO:

                            Michael J. Silver
                          Hogan & Hartson L.L.P.
                         111 South Calvert Street
                            Baltimore, MD  21202
                              (410) 659-2700

==============================================================================

                            RECENT EVENTS:  DEREGISTRATION

         The Registration Statement of Form S-8 (Registration No. 333-61834) ("Registration Statement") of Dynacare Inc., an Ontario, Canada corporation ("Dynacare"), pertaining to the registration of 2,909,340 shares of Dynacare's common stock, no par value, to which this Post Effective Amendment No. 2 relates, was filed with the Securities and Exchange Commission on May 29, 2001 and amended by Post Effective Amendment No. 1 on March 13, 2002.

         On July 25, 2002 (the "Effective Time"), pursuant to a Pre-Merger Agreement between Dynacare, Laboratory Corporation of America Holdings ("LabCorp") and 3065619 Nova Scotia Company, an indirect, wholly-owned subsidiary of LabCorp ("3065619"), dated May 8, 2002 (the "Pre-Merger Agreement"), 3065619 acquired all of the issued and outstanding shares of common stock of Dynacare (the "Merger"). Pursuant to the Pre-Merger Agreement, among other things, Dynacare become an indirect, wholly-owned subsidiary of LabCorp and all outstanding shares of Dynacare common stock, no par value, were converted into the right to receive $11.50 in cash and
0.2328 shares of LabCorp common stock for each share of Dynacare's common stock that each stockholder owned as of the Effective Time.

         On July 24, 2002, Dynacare held a special meeting of stockholders at which Dynacare's stockholders approved and adopted the Pre-Merger Agreement and the transactions contemplated thereby and approved the Merger. The Merger became effective after the final order issued by the Superior Court of Justice (Ontario) approving the arrangement by which all of the issued and outstanding shares of common stock of Dynacare were acquired by 3065619 was filed with the Ministry of Justice on July 25, 2002.

         As a result of the Merger, all offerings of Dynacare common stock pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by Dynacare in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Dynacare common stock which remain unsold at the termination of the offering, Dynacare hereby removes from registration all shares of Dynacare common stock registered under the Registration Statement which remain unsold as of the Effective Time. The shares deregistered by this Post-Effective Amendment
No. 2 will be registered by a subsequently filed registration statement on Form S-8 by LabCorp.


                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on August 7, 2002.

                                             Dynacare Inc.


                                             By: /s/ Bradford T. Smith
                                                 Bradford T. Smith
                                                 Secretary